Exhibit 99.1

PVH Corp. Declares Quarterly Cash Dividend

NEW YORK--(BUSINESS WIRE)— October 28, 2026 -- PVH Corp. [NYSE:PVH], announced the Executive Committee of the Board of Directors of PVH Corp. declared a quarterly cash dividend of $0.0375 per share payable on December 16, 2026 to stockholders of record on November 25, 2026.

About PVH Corp.

PVH is one of the world’s largest fashion companies, driven by its two iconic brands, Calvin Klein and TOMMY HILFIGER. For more than 140 years, PVH has connected with and inspired consumers globally and now operates in more than 40 countries worldwide.

For more information, visit https://www.pvh.com.

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Contact:

Elisheva Hirshman

Chief Legal Officer & Secretary

(212) 381-3602